Exhibit 10.1

DCP HOLDING COMPANY
EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”) is entered into effective as of January 1, 2019 (the “Effective Date”), by and between DCP Holding Company, an Ohio corporation, with its principal offices at 100 Crowne Point Place, Cincinnati, Ohio 45241 (“Company”), and Jodi Fronczek (“Employee”).

In consideration of the mutual obligations and promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.     EMPLOYMENT. Company hereby employs Employee as an employee of Company and Employee hereby accepts such exclusive employment under the terms and conditions of this Agreement.

2.     TERM. Subject to the provisions in Section 7 hereof, the term of employment shall continue after the Effective Date for a period of one (1) year ending on December 31, 2019, and shall be automatically extended for successive one (1) year periods on the same terms and conditions as stated herein, unless on or prior to November 15th of any year either party provides written notice to the other party of termination of this Agreement, effective upon the expiration of the current one-year term.

3.     OFFICE AND DUTIES. During the term of his employment hereunder, Employee shall serve in the capacity of Chief Operations Officer of the Company. In such capacity, Employee shall do all things necessary and incident to this position and otherwise shall perform such functions as the President and CEO of the Company may establish from time to time commensurate with Employee’s skill, position and background as reasonably determined by the President and CEO. The performance of the duties hereunder shall be performed at such reasonable time and places as shall be determined by the President and CEO. The Employee shall report directly to the President and CEO. A description of the current duties is attached hereto as Exhibit A.

4.     COMPENSATION AND BENEFITS. In consideration for Employee’s performance of services and the non-competition provisions as described below, and subject to modifications as may be approved from time to time by Company and Employee, Employee shall receive, during the term of this Agreement, compensation and benefits as follows:

(A)     Base Salary. Employee shall be paid a base annual salary in accordance with the regular payroll practices of the Company and Exhibit B of this Agreement. Employee’s base annual salary for 2019 and all subsequent years of the term of this Agreement shall not be less than $189,477.00 or such higher amount as is reflected on subsequent agreed revisions of Exhibit B.

(B)     Bonus. Employee will be eligible to receive an annual bonus equal to between 10% and 34% of annual base salary pursuant to the Annual Incentive Plan and a cash award pursuant to the Long Term Incentive Plan in accordance with Exhibit B of this Agreement, as revised on an annual basis.

(C)     Employee Benefits. Employee will be eligible to participate in all health, welfare, insurance and other benefits available to all other employees of the Company.

(D)     Vacations. Employee shall be entitled to vacation and personal time in accordance with the Company’s PTO policy as it exists from time to time. Employee will not be permitted to receive cash in lieu of unused PTO hours except in the event of the employee’s termination.

(E)     Payroll Withholdings. Employee authorizes the Company to deduct from any payment made pursuant to Section 4 hereof all amounts required to be withheld by federal, state and/or local taxing authorities.

(F)     Annual Performance Review. The Employee’s performance of his duties under this Agreement shall be reviewed by the President and Chief Executive Officer at least annually and finalized within thirty (30) days of the receipt of the annual audited financial statements. The President and CEO shall additionally review the base salary, bonus and benefits provided to the Employee under this Agreement and may, in his discretion, recommend the adjustment of same, as outlined in Addendum B of this Agreement, with such adjustment subject to the approval of the Board of Directors or a committee of the Board of Directors; provided, however, that Employee’s annual base salary shall not be less than the base salary set forth in Section 4(A) hereof.

5.     EXPENSES. Company shall pay or reimburse Employee for all travel and out-of-pocket expenses reasonably incurred or paid by Employee in connection with the performance of his duties upon presentation of expense statements or receipts or such other supporting documentation as the Company may reasonably require.

6.     OUTSIDE EMPLOYMENT. Employee shall devote his full time and attention to the performance of the duties incident to his position with the Company, and shall not have any other employment with any other enterprise or substantial responsibility for any enterprise which would be inconsistent with Employee’s duty to devote his full time and attention to Company matters without the prior consent of the President and CEO.

7.     TERMINATION AND SEVERANCE PAY.

(A)     Death. This Agreement shall be terminated on the death of Employee, effective as of the end of the month in which his death occurs.

(B)     Disability. This Agreement may be terminated, at the option of the Company, if, because of a disability, Employee is unable to perform his job responsibilities after reasonable accommodations. This section will be applied consistent with the Company’s obligations under applicable federal and state law, including the Americans with Disabilities Act Amendments Act.

(C)     Termination – Good Cause. Nothing in this Agreement shall be construed to prevent the Company from terminating Employee’s employment hereunder for good cause (“Good Cause”) at any time. For this purpose, Good Cause shall include the following: alcohol or other drug dependence or addiction; conviction for any crime involving moral turpitude; fraud or misrepresentation; material neglect of duty; misappropriation, embezzlement or theft of Company funds or property; conduct which is materially injurious to the reputation, business or business relationships of the Company; or material violation of Company policy or any of the provisions of this Agreement. The effective date of such termination for Good Cause shall be the date of receipt by Employee or his legal representative of written notice of the termination stating the full basis for such cause or such later date as may be specified in such notice. Termination of Employee’s employment for Good Cause shall not constitute a breach of this Agreement and Employee shall not be entitled to any compensation arising on or after the effective date of such termination. In the event the Company is sold, transferred and/or merged with or to another entity, it shall not be deemed an event of Good Cause to terminate Employee, and if the new entity elects to retain Employee, Employee may be terminated without Good Cause only in accordance with Section 7(D) of this Agreement.

(D)     Termination Without Good Cause – Severance Pay. The Company may, by action of the Board, terminate this Agreement without Good Cause upon the payment of the amounts described in this paragraph. If, and only if, the Company terminates this Agreement either (i) in accordance with the notice provision of Section 2 or (ii) at any time during the term of this Agreement without Good Cause, then the Employee shall be entitled to severance pay as determined herein. Employee shall receive twelve months (12) months of severance pay, and one (1) month of severance pay shall equal one month of the Employee’s base salary as in effect on the date of termination. The Company shall pay such severance pay consistent with the Company’s severance policy and practice, as it exists from time to time. All bonuses to which Employee would otherwise be eligible during the year in which an Employee’s employment is terminated shall be pro-rated through the date of termination, regardless of whether such benefit is deemed to accrue or be payable after the date of termination. Moreover, during the stated severance pay period, Employee shall continue to receive the medical and dental benefits offered by the Company referenced in Section 4(C), but not any benefits described in Section 4(D).

(E)     Termination – Good Reason. Employee’s employment with the Company may also be terminated by the Employee for Good Reason. “Good Reason” means a material breach by the Company of any compensation related provision of this Agreement, which breach is not cured by the Company within thirty (30) days after the Company receives written notice thereof from the Employee. In the event Employee terminates employment for Good Reason, she shall be entitled to severance pay and benefits as provided for in Section 7(D) above.

8.     CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that information gained by Employee while employed by the Company, including without limitation that concerning the Company’s customers, suppliers and participating providers, and the methods, techniques, devices and operations of the Company, as they may exist from time to time, are of a confidential nature and are valuable, special and unique assets of the Company’s business. Employee shall not, during the term of or after the termination of employment, disclose in any way any such confidential information to any person, firm, corporation or any other operation or entity, or use the same on the Employee’s own behalf, for any reason or purpose. Upon termination of employment, the Employee shall deliver up to the Company all lists of the Company’s customers, suppliers and participating providers, and all copies thereof (including without limitation electronically stored information), and all notes, records, memoranda, complete correspondence files and other papers, and all copies thereof (including without limitation electronically stored information) relating to the methods, techniques, devices and operations of the Company, and the Employee does not have, nor can Employee acquire, any property right therein or claim thereto or in the underlying confidential information. The parties acknowledge that the Employee has substantial skills and experience as an executive which have been enhanced during the period of his employment by the Company. The intent of this Section 8 is not to preclude Employee from using such skills and experience in other permitted employment, but only to preclude the use of those methods, techniques, devices and operations which are unique or proprietary to the Company.

9.     DIVERSION OF BUSINESS. The Employee shall not, during the period of employment by the Company and for a period ending twelve (12) months following termination of employment (for any reason), either for the Employee or on behalf of any person, firm, corporation or any other operation or entity, directly or indirectly:

(A)     Divert or attempt to divert from the Company any business whatsoever by influencing or attempting to influence, or soliciting or attempting to solicit any of the customers or participating providers of the Company with whom Employee may have dealt at any time or who were customers or participating providers of the Company on the date of termination of the Employee’s employment or had been customers or participating providers of the Company prior thereto; or

(B)     Divert or attempt to divert from the Company any person employed by the Company by influencing or attempting to influence such person to leave the Company’s employ.

10.     NON-COMPETITION AGREEMENT. For a period ending twelve (12) months from the termination of Employee’s employment with the Company for any reason, Employee hereby agrees that she will not, directly or indirectly render any services as an officer, director, employee, agent, consultant or in any other capacity to, or own any interest (other than an interest of less than five percent (5%) of the stock or a publicly held company), as an individual owner, stockholder, partner or in any other manner in any person, firm, corporation, partnership or other entity which is a competitive business (“Competitive Business”) in any standard metropolitan statistical area in which the Company has customers or has a Certificate of Authority to do business at the time of such termination.

For the purpose of this Agreement, Competitive Business shall mean any business operation (including a sole proprietorship), which engages in, as all or a significant part of its business, the business of a dental insurance company or engages in any other business in competition with the Company in any geographic area in which the Company then operates.

11.     ACKNOWLEDGMENT. The Company and Employee each hereby acknowledge and agree as follows:

(A)     The covenants, restrictions, agreements and obligations set forth herein are founded upon valuable consideration, and with respect to the covenants, restrictions, agreements and obligations set forth in Sections 9 and 10 hereof, are reasonable in duration and geographic scope;

(B)     In the event of a breach or threatened breach by Employee of any of the covenants, restrictions, agreements and obligations set forth herein, monetary damages or the other remedies at law that may be available to the Company for such breach or threatened breach will be inadequate and, without prejudice to the Company’s right to pursue any remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Employee, the Company will be entitled to injunctive relief; and

(C)     In the event that the covenant not to compete contained in Section 10 is the subject of an arbitration dispute pursuant to Section 16 and is found to be invalid or unenforceable as to such time period and/or geographical area, it will be valid and enforceable in such geographical area(s) and for such time period(s) which the arbitrator(s) determine to be reasonable and enforceable. Furthermore, any period of restriction or covenant herein stated shall not include any period of violation or period of time required for arbitration or litigation to enforce such restriction or covenant.

12.     .INDEMNIFICATION. Company shall indemnify and defend Employee for acts or omissions performed by the Employee in the scope of his employment and in a manner reasonably believed to be lawful providing that Employee’s acts or omission do not constitute gross negligence, recklessness, willful misconduct, or the intentional infliction of harm.

13.     .ASSIGNMENT, SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. The Company shall assign or otherwise transfer its rights under this Agreement to any successor or affiliated business or corporation (whether by sale or stock, merger, consolidation, sale of assets or otherwise), but this Agreement may not be assigned, nor may the duties hereunder be delegated, by Employee. In the event that the Company assigns or otherwise transfers its rights under this Agreement to any successor or affiliated business or corporation (whether by sale of stock, merger, consolidation, sale of assets or otherwise), for all purposes of this Agreement, the “Company” shall then be deemed to include the successor or affiliated business or corporation to which the Company assigned or otherwise transferred its rights hereunder. Should an ownership transfer event as described above occur, the Company may choose to terminate this Agreement, in which case Section 7(D) (Termination Without Good Cause – Severance Pay) would apply. Such action will not be deemed a Termination for Good Cause.

14.     NOTICE. Any notice required or which may be given under the provisions of this Agreement shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested. All notices shall be deemed to have been given on the date personally delivered or, if mailed, on the date received or three (3) business days after the date of mailing, whichever is earlier. If mailed to Company, such notice shall be mailed to its then principal office. If mailed to Employee, it shall be addressed to Employee’s home address then shown on Company’s records.

15.     GOVERNING LAW. This Agreement shall be subject to, governed by and interpreted in accordance with the laws of the State of Ohio without regard to its rules as to conflicts of laws.

16.     ARBITRATION OF DISPUTES. All disputes and controversies of every kind and nature between the Company and Employee arising out of or in connection with this Agreement, including, but not limited to, the existence, validity, interpretation or meaning, performance or nonperformance, breach, continuance, termination, or any claim of discrimination by the Employee, shall be submitted to arbitration with the American Arbitration Association in Hamilton County, Ohio in accordance with its procedures and guidelines. The parties hereby agree that the decision of such arbitration shall be a binding and final decision upon the parties.

17.     SEVERABILITY. Each of the provisions of this Agreement shall stand independently and severally, and the invalidity of any one Section or portion thereof shall not affect the validity of any other Section. In the event any Section or portion thereof shall be construed to be invalid, no other Section of this Agreement shall be affected thereby.

18.     SURVIVAL. Any provision of the Agreement which imposes an obligation after termination of employment under this Agreement shall survive the termination of employment hereunder and shall be binding upon the parties hereto.

19.     ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the Company and Employee and shall supersede all prior oral or written statements of any kind whatsoever made by the parties with respect to the subject matter hereof, including the Long Term Compensation Agreement, dated the Effective Date, between the parties. No statement subsequent to this Agreement purporting to modify any of its terms and conditions shall be binding unless expressly agreed to in writing and signed by both the Company and Employee. The foregoing restrictions shall not apply with respect to any change by the Company of the Employee’s compensation or benefits pursuant to Section 4 or to any change in the Employee’s title or duties to which Employee has acquiesced or consented.

20.     WAIVER. No waiver by either party of any breach of this Agreement by the other party shall operate or be construed as a waiver of any subsequent breach of the same or any other provision. No waiver shall be effective unless in writing.

IN WITNESS WHEREOF, the parties have hereunto set their hands effective as of the Effective Date.

EMPLOYEE: Jodi Fronczek	COMPANY: DCP Holding Company

/s/ Jodi Fronczek	By:	/s/ Anthony A. Cook
Jodi Fronczek		Anthony A. Cook, MS, MBA President and CEO

Date: 12/10/2018	Date:	12/10/2018

EXHIBIT “A”

DCP HOLDING COMPANY POSITION DESCRIPTION

POSITION TITLE:	Chief Operations Officer
REPORTS TO:	President and Chief Executive Officer
PURPOSE:

Develops operating strategy for the company in enrollment and billing, claims and customer service, product development and credentialing. Works with marketing and the President to design and develops new dental and other insurance products; to revise and maintain the existing products of current membership, adapt customer service and claims to support new products. With the President develops and directs operating strategies for providers including working with the Clinical Affairs Committee.

DUTIES AND RESPONSIBILITIES:

1.	Develops, directs and manages the work of the product development manager in developing new products and their support needs in IT, regulatory environments, coding and benefit plan development.
2.	Provide consultative services to the President and CEO relative to new benefits, benefit design, and business issues related to DCPG’s dental products.
3.

Oversee the Director of Regulatory Compliance and DCPG relationship with various regulatory insurance agencies relative to filings, benefits, forms, evidence of coverage and other issues to assure compliance with local, state and federal insurance issues.

4.

Oversees and develops policies and certificates needed to support the development of new, fully insured products; revise and maintain existing policies and certificates to reflect changes in fully insured products.

5.	Oversees and develops plan documents and summary plan descriptions needed to support the development of new products in conjunction with the self-funded groups.
6.	Oversees, develops and maintains the aQden software system, the programming necessary for all benefit plans, including fully insured and self-funded plans across all products and licenses.
7.

Works with the manager of product development to assist staff members of the Sales Department in developing new products; provide consultative services to all groups within DCPG to assure the profitable performance of newly designed products.

8.	Works with the Director of Operations to test the system’s design of new products to insure the accurate payment of claims and providers; test the designs to assure efficient adjudication of claims.
9.

Oversees the activities of the Director of Operations to support the department ensuring that the performance of the department meets expectations for claims throughput, timeliness of payment and measures of phone support including time to answer, abandon rates and quality of service.

10.	Serve as system and operational consultant to other DCPG departments in directing and assuring successful implementation of changes to the aQden and related systems.
11.	In collaboration with Director of Operations, support the development of training for staff members of Customer Service & Claims Processing regarding new products and software updates.
12.	Maintain fee schedules and support the analysis of the schedules to assure that providers are fully and accurately reimbursed for their services.
13.	Serve as DCPG liaison on all issues to go before the Clinical Affairs Committee of DCPG’s Board of Directors.
14.	Review and respond to all appeals of denied benefits for both fully-insured and self-insured plans.
15.	Modify CDT-codes in DCPG systems as updated by the American Dental Association.

EXHIBIT “B”

ADDENDUM TO DCP HOLDING COMPANY CHIEF OPERATIONS OFFICER AGREEMENT

The salary range of the Chief Operations Officer shall be reviewed and adjusted annually as recommended by the President and CEO and approved by the Compensation and Benefits Committee of the Board of Directors. The Base Compensation for 2019 shall be $189,477.00.

ANNUAL INCENTIVE PLAN		Value
CASH AWARD
Threshold	10% of Base	$18,948.00
Target	18% of Base	$34,106.00
Stretch	26% of Base	$49,264.00
Maximum	34% of Base	$64,422.00

LONG TERM INCENTIVE PLAN
A) CASH AWARD	5% of Base	$9,474.00

2019 ANNUAL LONG TERM INCENTIVE BONUS DETAIL

A.           Cash Award – Retention Based

The cash award for DCP’s Chief Operations Officer is subject to the “Dental Care Plus and DCP Holding Company Deferred Compensation Plan”. A cash bonus is awarded in an amount equal to five percent (5%) of base salary and is considered “Long Term” as it vests incrementally over four years, 10% on December 31 of the first year, 20% at the end of the second year, 30% at the end of the third year and 40% at the end of the fourth year. There are no performance targets other than longevity with the Company.

CASH AWARD BASED ON 5% OF BASE SALARY OF $189,477.00	$9,474

2019 ANNUAL INCENTIVE SHORT TERM BONUS DETAIL

The Annual Incentive (Short Term Bonus) compensation is designed to motivate the Chief Operations Officer to meet and/or exceed goals for budget performance on 1) 2019 Operating Revenue (OR), 2) 2019 Adjusted Net Operating Income (ANOI), and 3) Discretion/MOB (MOB). The Chief Operations Officer’s individual goals are established by the President and CEO and approved by the Corporate Affairs Committee. Achievement of these goals is determined at the discretion of the President and CEO with approval of the Corporate Affairs Committee. Adjusted Net Operating Income is equal to Net Operating Income plus the amount of any provider withhold return approved by the Board of Directors during 2019. These performance criteria are weighted respectively as 30%, 50% and 20% of the total Annual Incentive Short Term Bonus.

TOTAL OPERATING REVENUE (2019 BUDGET OF $118,109,697)

Level	Definition	Performance	2019 OR	Bonus paid
Threshold	10% of Base	90% Budget	$106,298,727	$5,684.00
Target	18% of Base	103% Budget	$121,652,988	$10,232.00
Stretch	26% of Base	115% Budget	$135,826,152	$14,779.00
Maximum	34% of Base	130% Budget	$153,542,606	$19,327.00

ADJUSTED NET OPERATING INCOME (2019 BUDGET OF $4,361,187)

Level	Definition	Performance	2019 ANOI	Bonus paid
Threshold	10% of Base	90% Budget	$3,925,068	$9,474.00
Target	18% of Base	103% Budget	$4,492,023	$17,053.00
Stretch	26% of Base	115% Budget	$5,015,365	$24,632.00
Maximum	34% of Base	130% Budget	$5,669,543	$32,211.00

DISCRETION/MOB

Level	Definition	Achievement	Bonus paid
Threshold	10% of Base	90% of Goals	$3,790.00
Target	18% of Base	103% of Goals	$6,821.00
Stretch	26% of Base	115% of Goals	$9,853.00
Maximum	34% of Base	130% of Goals	$12,844.00

Notes:

1.	If performance is under Threshold Level in any criteria, no bonus is paid for that criteria.
2.	No additional Bonus is paid for performance beyond Maximum Level.
3.	Actual Bonus paid is calculated and paid on a continuum between any two performance levels.